Filed pursuant to Rule 433(d)

Registration Nos. 333-264978 and 333-264978-06

FINAL TERM SHEET, dated March 11, 2024

$1,350,580,000

John Deere Owner Trust 2024
Issuing Entity

$341,500,000	Class A-1	5.521% Asset Backed Notes
$300,000,000	Class A-2A	5.19% Asset Backed Notes
$155,250,000	Class A-2B	Benchmark + 0.37% Asset Backed Notes
$455,250,000	Class A-3	4.96% Asset Backed Notes
$98,580,000	Class A-4	4.91% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$341,500,000	$300,000,000	$155,250,000	$455,250,000	$98,580,000
Per Annum Interest Rate	5.521%	5.19%	Benchmark + 0.37%	4.96%	4.91%
Final Scheduled Payment Date	March 17, 2025	February 16, 2027	February 16, 2027	November 15, 2028	February 18, 2031
Initial Public Offering Price	100.00000%	99.99413%	100.00000%	99.99440%	99.98247%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning April 15, 2024 (subject to the business day convention)	Monthly, beginning April 15, 2024 (subject to the business day convention)	Monthly, beginning April 15, 2024 (subject to the business day convention)	Monthly, beginning April 15, 2024 (subject to the business day convention)	Monthly, beginning April 15, 2024 (subject to the business day convention)
Weighted Average Life(2)	0.30	1.14	1.14	2.52	3.57
CUSIP	47800R AA1	47800R AB9	47800R AC7	47800R AD5	47800R AE3

(1) Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section
4975 of the Internal Revenue Code of 1986, as amended.

(2) Pricing speed: 16% CPR (with a 10% clean-up call).

Trade Date: March 11, 2024
Expected Settlement Date: March 19, 2024
Initial Note Value: $1,385,215,509.62 (discount rate: 8.25%)
Initial Overcollateralization Amount: $34,635,510
Initial Reserve Account Deposit: $13,852,155.10
Specified Reserve Account Balance: $13,852,155.10

Citigroup	BofA Securities	MUFG	RBC Capital Markets
Credit Agricole Securities		TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

This free writing prospectus does not contain all information that is required to be included in the prospectus.